SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    AMERINDO FUNDS INC.

Address of Principal Business Office (No. & Street, City, State and Zip Code):

    c/o  Amerindo Funds Inc.
         399 Park Avenue, New York, New York  10022

Telephone Number (including area code):  (212) 371-6360

Name and Address of agent for service of process:

         Dana E. Smith
    c/o  Amerindo Funds Inc.
         399 Park Avenue
         New York, New York  10022

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to
         Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

              YES      X               NO       ___

338415.1

                                                    SIGNATURES


Form of signature if registrant is an investment company having a board of directors:

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 7th day of February, 1996.


                                    Signature: AMERINDO FUNDS INC.


                                              By: /s/Charles B. Young
                                                  -----------------------
                                                   Charles B. Young
                                                   Director

Attest:  /s/Dana E. Smith
         -------------------
          Dana E. Smith
          Director

338415.1